Exhibit 10.4

CREDIT AGREEMENT

between

OGLEBAY NORTON COMPANY

and

NATIONAL CITY BANK

July 14, 1997

CREDIT AGREEMENT

Agreement made as of July 14, 1997 by and between OGLEBAY NORTON COMPANY (Borrower) and NATIONAL CITY BANK (Bank):

1. CROSS-REFERENCE — Certain terms are defined in section 9.

2. SUBJECT LOAN — Concurrently with the execution and delivery of this Agreement Bank shall lend Borrower Seventeen Million Dollars ($17,000,000) (the Subject Loan) and disburse the proceeds to Borrower’s account, via wire transfer, as follows:

Key Bank

Cleveland, Ohio

ABA No. 041001039

Oglebay Norton Company

Acct. No.: 0101080630

Reference: National City Bank

2.01 SUBJECT NOTE—Borrower shall evidence the Subject Loan by executing and delivering to Bank Borrower’s note

(a) payable in twelve (12) semi-annual installments of principal commencing on January 15, 2002, and continuing each July 15 and January 15 thereafter in accordance with the amortization schedule attached hereto as Exhibit C;

(b) for the initial Interest Period commencing on the Fourth Amendment Effective Date and ending on January 14, 2002, bearing interest of 7.82% per annum;

(c) after the initial Interest Period, bearing interest as provided in subsections 2.03 and 2.04 in respect of the Prime Rate Loans and Eurodollar Loan, as the case may be; and

(d) being in the form and substance of Exhibit B to this Agreement.

2.02 OPTIONAL PREPAYMENTS — Borrower shall have the right at all times to prepay the Subject Loan in whole or in part and without penalty or premium, but subject to Bank’s right, in the event of a prepayment, to be made whole by Borrower for fixed funding breakage charges. Each prepayment shall be applied to the principal installments in the inverse order of their respective maturities. Concurrently with each prepayment Borrower shall prepay the unpaid interest accrued on the principal being prepaid.

2.03 INTEREST PERIOD DETERMINATION — (a) Subject to the other provisions of this Agreement, there shall be only one Interest Period applicable at any time that the Subject Loan shill be a Eurodollar Loan.

(b) The duration of the initial Interest Period shall commence on the Fourth Amendment Effective Date and shall end on January 14, 2002. The duration of each Interest Period subsequent to the initial Interest Period shall be three months.

(c) Each Interest Period is subject to the following:

(i) no Interest Period shall be effective which ends after Maturity;

(ii) each succeeding Interest Period shall commence on the day next succeeding the last day of the previous Interest Period;

(iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Banking Day of such calendar month; and

(iv) if any Interest period would otherwise expire on a day which is not a Banking Day, such Interest Period shall expire on the next succeeding Banking Day, provided that if any Interest Period would otherwise expire on a day which is not a Banking Day but is a day of the month after which no further Banking Day occurs in such month, such Interest Period shall expire on the next preceding Banking Day.

(d) Subject to subsection 2.05 and so long as no Default Under The Agreement or an Event of Default is then in existence, the Subject Loan shall be continued on the last day of each Interest Period as a Eurodollar Loan. If an Event of Default or a Default Under The Agreement exists on the last day of an Interest Period, the Subject Loan shall be a Prime Rate Loan until the next succeeding January 15, April 15, July 15 or October 15 on which no Event of Default or Default Under The Agreement exists, so long as ONMS gives written notice to Bank that no Event of Default or Default Under The Agreement exists and of Borrower’s desire to have the Subject Loan bear interest at the Eurodollar Rate subject to subsection 2.05 (“Eurodollar Restatement Notice”). Upon the commencement of each Interest Period, Borrower shall be deemed to have represented and warranted to Bank that no Event of Default or Default Under The Agreement exists.

2.04. INTEREST — (a) Interest Rate for Prime Rate Loans — During such periods as the Subject Loan is a Prime Rate Loan, the unpaid principal amount thereof shall bear interest at a fluctuating rate per annum which shall at all times be equal to the Prime Rate in effect from time to time plus the Applicable Margin in effect from time to time.

(b) Interest Rate for Eurodollar Loan — During such periods as the Subject Loan is a Eurodollar Loan, the unpaid principal amount thereof shall bear interest at a rate per annum which shall at all times during any Interest Period applicable thereto be the relevant Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time.

(c) Default Interest — Notwithstanding the above provisions, if a Default Under This Agreement or as Event of Default is in existence, all outstanding amounts of principal and, to the extent permitted by law, all overdue interest in respect of the Subject Loan shall bear interest, payable on demand, at a fluctuating rate per annum equal to 2% per annum above the interest rate which is or would be applicable from time to time pursuant to subsection 2.04(a) to Prime Rate Loans in effect from time to time.

(d) Computations of Interest — All computations of interest hereunder shall be made in accordance with subsection 8.10.

(e) Information as to Interest Rates — Bank upon determining the interest rate shall promptly notify ONMS. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties thereto.

(f) Accrual and Payment of Interest — Interest on the Subject Loan shall accrue from and including the date of any borrowing and shall be payable on Maturity, on any repayment, prepayment or conversion (on the amount repaid, prepaid or converted) and, after Maturity, on demand, and in the case of any Subject Loan, semi-annually on January 15 and July 15 of each year (or, if such day is not a Banking Day, the next succeeding Banking Day).

(g) Interest Margins — As used herein, the term “Applicable Margin” shall mean the particular rate per annum determined by Bank in accordance with the Pricing Grid Table which appears below, based upon the results of the computation of the Leverage Ratio (as defined in Exhibit A) of Guarantor and such Pricing Grid Table, and the following provisions:

(i) Commencing with the fiscal quarter of Guarantor ended on or nearest to September 30, 2001, and continuing with each fiscal quarter thereafter, Bank will determine the Applicable Margin in accordance with the Pricing Grid Table for the Interest Period commencing January 15, 2002 and each Interest Period thereafter, based on the consolidated Leverage Ratio of Guarantor for the most recently completed four (4) fiscal quarters, and identified in such Pricing Grid Table. Changes in the Applicable Margin based upon changes in such ratio shall become effective on the first day of the month following the receipt by Bank pursuant to subsection 3A.01, as applicable, of the consolidated financial statements of Guarantor.

(ii) Notwithstanding the above provisions, during any period when (A) Guarantor has failed to timely deliver its financial statements referred to in subsection 3A.01, (B) a Default Under This Agreement has occurred and is continuing, or (C) an Event of Default has occurred and is continuing, the Applicable Margin shall be the highest rate per annum indicated in the Pricing Grid Table, regardless of Guarantor’s Leverage Ratio at such time.

(iii) Any changes in the Applicable Margin shall be determined by Bank in accordance with the above provisions, and Bank will promptly provide notice of such determinations to ONMS. Any such determination by Bank pursuant to this subsection 2.04 shall be conclusive and binding absent manifest error.

“PRICING GRID TABLE”

(expressed in basis points)

Leverage Ratio	Applicable Margin Eurodollar Loan	Applicable Margin for Prime Rate Loan
Any	450	225

2.05 INCREASED COSTS, ILLEGALITY, ETC. — (a) In the event that Bank shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date hereof affecting the applicable interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate;

(ii) at any time, that Bank shall incur increased costs or reductions in the amounts received or receivable hereunder in an amount which Bank reasonably deems material with respect to any Eurodollar Loan (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves includable in the Eurodollar Rate pursuant to the definition thereof) and/or (y) other circumstances adversely affecting the interbank Eurodollar market or the position of Bank in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by Bank in good faith with any change since the date hereof in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which Bank customarily complies or has become impracticable as a result of a contingency occurring after the date hereof which materially adversely affects the interbank Eurodollar market;

then, and in any such event, Bank shall (x) on or promptly following such date or time and (y) promptly after the date on which such event no longer exists give notice (by telephone confirmed in writing) to ONMS of such determination. Thereafter (x) in the case of clause (i) above, Eurodollar Loan shall no longer be available until such time as Bank notifies ONMS that the circumstances giving rise to such notice by Bank no longer exist, and any existing Eurodollar Loan shall be automatically converted to a Prime Rate Loan, (y) in the case of clause (ii) above, Borrower shall pay to Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Bank shall determine) as shall be required to compensate Bank, for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to Bank, showing the basis for the calculation thereof submitted to ONMS by Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Eurodollar Loan shall be converted to a Prime Rate Loan as promptly as possible and, in any event, within the time period required by law.

(b) If Bank shall have determined that after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation of administration thereof lay any governmental authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by Bank or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case trade subsequent to the date hereof, has or would have the effect of reducing by an amount reasonably deemed by Bank to be material the rate of return on Bank’s or its patent corporation’s capital or assets as a consequence of Bank’s commitments or obligations hereunder to a level below that which Bank or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration Bank’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within five days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank or its parent corporation for such reduction. Bank, upon determining in good faith that any additional amounts will be payable pursuant to this subsection 2.05(b), will give prompt written notice thereof to ONMS, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish each Borrower’s obligations to pay additional amounts pursuant to this subsection 2.05(b) upon the subsequent receipt of such notice.

2.06 BREAKAGE COMPENSATION — Borrower shall compensate Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the method of calculating such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other fiends required by Bank to fund its Eurodollar Loan) which Bank may sustain., (i) if for any reason (other than a default by Bank), borrowing of a Eurodollar Loan does not occur on a date specified therefor in a Eurodollar Restatement Notice under subsection 2.03(d) or does not occur because of the existence Pf an Event of Default or Default Under The Agreement upon the commencement of an Interest Period, (ii) if any repayment, prepayment, conversion or continuation of any of its Eurodollar Loan occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loan is not made on any date specified in a notice of prepayment given by a Borrower, or (iv) as a consequence of (x) any other default by a Borrower to repay its Eurodollar Loan when required by the terms of this Agreement or (y) 4n election trade pursuant to subsection 2.05. Such loss, cost, expense and liability to Bank shall be deemed to include an amount determined by Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such loan had such event not occurred, at the interest rate that would have been applicable to such loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to effect a conversion or continuation, for the period that would have been the Interest Period for such loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Bank would bid were it to bid, at the commencement of such period. A certificate of Bank setting forth any amount or amounts that Bank is entitled to receive pursuant to this section shall be delivered to ONMS and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such request within ten days after receipt thereof.

3A. INFORMATION — Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will cause Guarantor to deliver each of the following:

3A.01 FNANCIAL. STATEMENTS — Borrower will cause Guarantor to furnish to Bank.

(a) within forty-five (45) days after the end of each of the first three quarter-annual periods of each of Guarantor’s fiscal years, Guarantor’s balance sheet as at the end of the period and its statements of cash flow and income for Guarantor’s current fiscal year to date, BE prepared (but unaudited) on a comparative basis with the prior year, in accordance with GAAP (EXCEPT as disclosed therein) and in form and detail satisfactory to Bank;

(b) as soon as available (and in any event within ninety (90) days after the end of each of Guarantor’s fiscal years), a complete copy of an annual audit report (including, without limitation, all financial statements therein and notes thereto) of Guarantor for that year which shall be:

(1) prepared on a, comparative basis with the prior year, in accordance with GAAP (EXCEPT as disclosed therein) and in form and detail satisfactory to Bank,

(2) certified (without qualification as to GAAP) by independent public accountants selected by Guarantor and satisfactory to Bank, and

(3) either (A) a written statement of the accountants that in malting the examination necessary for their report or opinion they obtained no knowledge of the occurrence of any Default Under This Agreement or (B) if they know of any, their written disclosure of its nature and status, PROVIDED, that the accountants shall not be liable directly or indirectly to anyone for any failure to obtain knowledge of any Default Under This Agreement;

(c) concurrently with the delivery of any financial statement to Bank pursuant to clause (a) or (b), a certificate by Guarantor’s chief financial officer or its treasurer:

(1) certifying that to the best of the officer’s knowledge and belief, (A) those financial statements fairly present in all Material respects Guarantor’s financial condition and the results of its operations in accordance with GAAP subject, in the case of interim financial statements, to routine year-end audit adjustments and (B) no Default Under This Agreement then exists or if any does, a brief description of the default and Guarantor’s intentions in respect thereof, and

(2) setting forth calculations indicating whether or not Guarantor is in compliance with the general financial standards of section 3B;

(d) promptly when filed (in final form.) or sent, a copy of

(1) each registration statement, form 10-K annual report, Form 10-Q quarterly report, Form 8,K current report or similar document filed by Guarantor with the Securities and Exchange Commission (or any similar federal agency having regulatory jurisdiction over Guarantor’s securities) and

(2) each proxy statement, annual report, certificate, notice or other document sent by Guarantor to the holders of any of its securities (or any trustee under any indenture which secures any of its securities or pursuant to which such securities are issued) and

(e) (i) within ninety (90) days after the end of each fiscal year of Guarantor, annual pro forma projections of Guarantor and its Subsidiaries for the then current fiscal year, to be in form acceptable to Bank, and (ii) together with the delivery of the quarterly financial statements for the third quarter of each fiscal year, annual projections for the next two (2) succeeding fiscal years, to be in form, acceptable to Bank;

(f) within forty-five (45) days after the end of each fiscal quarter of Guarantor, financial forecasts of Guarantor and its Subsidiaries for the next fiscal quarter; and

(g) forthwith upon Bans written request, such other information in writing about Guarantor’s, Borrower’s and their respective Subsidiaries’ financial condition, properties and operations and about Pension Plans, if any, as Bank may from time to time reasonably request.

3A.02 NOTICE — Borrower will cause its chief financial officer or its treasurer, or in their absence another officer designated by Borrower, to give Bank prompt written notice whenever any officer of Borrower

(a) reasonably believes (or receives notice from any governmental agency alleging) that any Reportable Event has occurred in respect of any Pension Plan or that Borrower has become in Material non-compliance with any law or governmental order referred to in subsection 3C.06 if non-compliance therewith would materially and adversely affect Borrower’s financial condition or its properties,

(b) receives from the Internal Revenue Service or any other federal, state or local taxing authority any allegation of any default by Borrower in the payment of any tax that is Material in amount or notice of any assessment in respect thereof,

(c) learns there has been brought against Borrower before any court, administrative agency or arbitrator any litigation or proceeding which, if successful, might have a Material, adverse effect on Borrower,

(d) reasonably believes that any representation or warranty made in subsections 4B.01 through 4B.09 (both inclusive) shall have ceased in any Material respect to be true and complete or that any Default Under This Agreement shall have occurred and which might have a Material adverse effect on Borrower’s financial condition, operations or properties or

(e) reasonably believes that there has occurred or begun to exist any other event, condition of thing that likely may have a Material, adverse effect on Borrower’s financial condition, operations or properties.

3B. GENERAL FINANCIAL STANDARDS—Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will cause Guarantor to observe each of the following:

(a) the financial covenants contained in sections 5.7(a) through 5.7(f) of the Credit Agreement between Guarantor and KeyBank National Association dated May 15, 1998, as amended and restated as of April 3, 2000 and as subsequently amended as of June 30, 2001, November 9, 2001, December 24, 2001 and October 25, 2002 (the “KeyBank Credit Agreement”), as such financial covenants exist on October 25, 2002, a copy of such financial covenants and the definitions of the terms referenced therein being attached hereto as Exhibit A and incorporated herein by reference as if set forth herein in their entirety; and

(b) Guarantor and its Subsidiaries shall not make Consolidated Capital Expenditures in an aggregate amount exceeding Twenty-Seven Million Five Hundred Thousand ($27,500,000) in any fiscal year of Guarantor.

3C. AFFIRMATIVE COVENANTS — Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will perform and observe each of the following:

3C.01 TAXES — Borrower will pay in full

(a) prior in each case to the date when penalties for the nonpayment thereof would attach, all taxes, assessments and governmental charges and levies for which it may be or become subject and

(b) prior in each case to the date the claim would become delinquent for non-payment, all other lawful claims (whatever their kind or nature) which, if unpaid, might become a lien or charge upon its property;

PROVIDED, that no item need be paid so long as and to the extent that it is contested in good faith and by timely and appropriate proceedings which are effective to stay enforcement thereof.

3C.02 FINANCIAL RECORDS — Borrower will at all times keep true and complete financial records in accordance with GAAP and, without limiting the generality of the foregoing, make appropriate accruals to reserves for estimated and contingent losses and liabilities.

3C.03 VISITATION — Borrower will permit Bank at all reasonable times

(a) to visit and inspect Borrower’s properties and examine its records at Bank’s expense and to make copies of and extracts from such records and

(b) to consult with Borrower’s officers, accountants, actuaries, trustees and plan administrators in respect of its financial condition, properties and operations and the financial condition of its Pension Plans, each of which parties is hereby authorized to make such information available to Bank to the same extent that it would to Borrower.

3C.04 INSURANCE — Borrower will

(a) keep itself and all of its insurable properties insured at all times to such extent, with such deductibles, by such insurers and against such hazards and liabilities as is generally and prudently done by like businesses, EXCEPT that if a more specific standard is provided in any Related Writing, the more specific standard shall prevail and

(b) forthwith upon Bank’s written request, furnish to Bank such information about Borrower’s insurance as Bank may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to Bank and certified by an officer of Borrower.

3C.05 CORPORATE EXISTENCE — Borrower will at all times maintain its corporate existence, rights and franchises.

3C.06 COMPLIANCE WITH LAW — Borrower will comply with all laws (whether federal, state or local and whether statutory, administrative or judicial or other) and with every lawful governmental order (whether administrative or judicial) and will, without limiting the generality of the foregoing,

(a) use and operate all of its facilities and properties in Material compliance with all Environmental Laws and handle all hazardous materials in Material compliance therewith; keep in full effect each permit, approval, certification, license or other authorization required by any environmental law for the conduct of any Material portion of its business; and comply in all other Material respects with all Environmental Laws;

(b) make a full and timely payment of premiums required by ERISA and perform and observe all such further and other requirements of ERISA such that no Default Under ERISA shall occur or begin to exist and

(c) comply with all Material requirements of all occupational health and safety laws;

PROVIDED, that this subsection shall not apply to any of the foregoing

(i) if and to the extent that the same shall be contested in good faith by timely and appropriate proceedings which are effective to stay enforcement thereof and against which appropriate reserves shall have been established or

(ii) in any other case if non-compliance therewith would not materially and adversely affect Borrower’s financial condition, properties or business.

3C.07 PROPERTIES — Each Borrower will ensure that its properties and equipment used or useful in their business are kept in good repair, working order and condition, normal wear and tear excepted and in accordance with manufacturer’s recommended procedures, if applicable. Each Borrower will, at its own costs, provide continuous and ongoing maintenance to its properties and equipment and will comply with all Seaworthiness Directives and Bulletins.

3C.08 SWAP AGREEMENTS - On or prior to December 7, 2001, Borrower shall have entered into an interest rate swap agreement in the amount of the Subject Loans with a financial institution on terms reasonably acceptable to Bank in all respects.”

3D. NEGATIVE COVENANTS — Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will observe each of the following:

3D.01.1 MERGER AND SALE OF ASSETS. No Company shall merge or consolidate with any other corporation or sell, lease or transfer or otherwise, dispose of all or a substantial part of its assets to any Person or entity, except that if no Default Under This Agreement or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) any Subsidiary may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving corporation) or (ii) any one (1) or more Pledgors, provided that either (A) the continuing or surviving corporation shall be a Wholly-Owned Subsidiary which is a Pledgor, or (B) after giving effect to any merger pursuant to this sub-clause (ii), Borrower and/or one or more Wholly-Owned Subsidiaries which are Pledgor shall own not less than the same percentage of the outstanding Voting Power of the continuing or surviving corporation as Borrower and/or one or more Wholly-Owned Subsidiaries (which are Pledgors) owned of the merged Subsidiary immediately prior to such merger;

(b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower, (ii) any Wholly-Owned Subsidiary which is a Pledgor, or (iii) any Pledgor, of which Borrower and/or one or more Wholly-Owned Subsidiaries, which are Pledgors, shall own not less than the same percentage of Voting Power as Borrower and/or one or more Wholly-Owned Subsidiaries (which are Pledgors) then own of the Subsidiary making such sale, lease, transfer or other disposition;

(c) any Company may engage in any such conduct in connection with an Acquisition permitted pursuant to subsection 3D.01.2 hereof so long as the resulting Person is either Borrower or a Pledgor;

(d) Borrower may effectuate the Holding Company Reorganization pursuant to subsection 3D.01.3 hereof and the Canadian Amalgamation pursuant to Section 5.15 of the KeyBank Credit Agreement; and

(e) any Company may (i) sell, lease or transfer inventory in the ordinary course of business, or (ii) dispose of obsolete or no longer useful equipment or other assets of such Company in the ordinary course of business so long as the aggregate amount of all such dispositions by all Companies does not exceed One Million Dollars ($1,000,000.00) during any fiscal year of Borrower.

3D.01.2 – ACQUISITIONS. Without the prior written consent of Bank, no Borrower or Subsidiary shall effect an Acquisition or Permitted Acquisition.

3D.01.3 HOLDING COMPANY REORGANIZATION. Borrower may merge with a Wholly-Owned Subsidiary of the Holding Company as contemplated by the Proxy Statement (the “Holding Company Reorganization”) so long as at the time of such transaction:

(a) no Default Under This Agreement or Event of Default shall then exist or immediately thereafter shall begin to exist;

(b) Borrower is in full compliance with this Agreement both prior to and subsequent to the Holding Company Reorganization;

(c) the Holding Company shall have executed and delivered to Bank, an assumption agreement, pursuant to which the Holding Company unconditionally assumes all of the obligations of Borrower under this Agreement and the other loan documents to which Borrower is a party;

(d) the Holding Company shall have executed and delivered to Bank such other security documents as Bank deems necessary or advisable; and

(e) Borrower shall have provided to Bank such corporate governance and authorization documents and an opinion of counsel, in form and substance satisfactory to Bank, as may be deemed necessary or advisable by Bank.

Upon completion of the such transaction in accordance with the foregoing requirements, the Holding Company shall (i) succeed to all of the rights and obligations of Borrower under this Agreement and the other loan documents to which Borrower is a party, (ii) for all purposes hereof be substituted for Borrower hereunder, and (iii) constitute the “Borrower” bound by this Agreement and the other loan documents to which Borrower is a party. After the transactions contemplated in this Section 3D.01.3, to evidence Borrower’s obligations as a subsidiary of the Holding Company, Borrower shall execute and deliver to Bank a guaranty of payment.

3D.01.4 CANADIAN AMALGAMATION. Borrower may cause the Canadian Amalgamation to occur so long as at the time of such transaction (a) no Default Under This Agreement or Event of Default shall then exist or immediately thereafter shall begin to exist, and (b) Borrower is in full compliance with the loan documents both prior to and subsequent to the Canadian Amalgamation.

3D.02 CREDIT EXTENSIONS — Borrower will not

(a) make or keep any investment in any notes, bonds or other obligations of any kind for the payment of money or make or have outstanding at any time any advance or loan to anyone or

(b) be or become a Guarantor of any kind;

PROVIDED, that this subsection shall not apply to

(i) any existing or future advance made to a current or former officer, employee or agent of Borrower solely for the purpose of paying ordinary and necessary business expenses of Borrower,

(ii) any Permitted Investments,

(iii) any existing investment, advance, loan or Guaranty fully disclosed in Borrower’s Most Recent 4A.04 Financial Statements or in the Supplemental Schedule, or made pursuant to the Capital Construction Fund Agreement (Contract No. MA/CFF-328) between Borrower and the United States of America, as amended from time to time,

(iv) any existing or future Guaranty of any direct or contingent obligation owing to Bank,

(v) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business,

(vi) investments (including advances) in, or a Guaranty relating to investments (including advances) by, any Subsidiary of the Borrower, or between Subsidiaries of the Borrower,

(vii) investments in the purchaser of any assets of Borrower permitted to be sold under Section 3D.01,

(viii) Borrower becoming a Guarantor under each of the KeyBank Credit Agreement and KeyBank Loan Agreement and entering into a Guaranty in connection with the KeyBank Credit Agreement and KeyBank Loan Agreement, or

(ix) Borrower becoming a Guarantor under the Senior Secured Fund Notes and entering into a Guaranty in connection with the 2002 Senior Secured Fund Notes.

3D.03 BORROWINGS — Borrower will not create, assume or have outstanding at any time any indebtedness for borrowed money or any Funded Indebtedness of any kind; PROVIDED, that this subsection shall not apply to

(i) the Subject Indebtedness or any other Debt owing to Bank,

(ii) any Subordinated indebtedness,

(iii) any existing or future indebtedness secured by a purchase money security interest permitted by subsection 3D.04 or incurred under a lease permitted by subsection 3D.04,

(iv) any existing indebtedness fully disclosed in Borrower’s Most Recent 4A.04 Financial Statements or in the Supplemental Schedule or any renewal or extension thereof in whole or in part,

(v) any other indebtedness, provided that the incurrence of such indebtedness would not result in Borrower being in default under any of the general financial standards contained in Section 3B,

(vi) the indebtedness incurred under or in connection with the KeyBank Credit Agreement and the KeyBank Loan Agreement, or

(vii) the indebtedness incurred under or in connection with the 2002 Senior Secured Fund Notes.

3D.04 LIENS, LEASES —Borrower will not

(a) lease any property as lessee or acquire or hold any property subject to any land contract, inventory consignment or other title retention contract,

(b) sell or otherwise transfer any Receivables, whether with or without recourse or

(c) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, lien or financing statement;

PROVIDED, that this subsection shall not apply to

(i) any tax lien, or any lien securing workers’ compensation or unemployment insurance obligations, or any mechanic’s carrier’s or landlord’s lien, or any lien arising under ERISA, or any security interest arising under article four (bank deposits and collections) or five (letters of credit) of the Uniform Commercial Code, or any similar security interest or other lien, EXCEPT that this clause (i) shall apply only to security interests and other liens arising by operation of law (whether statutory or common law) and in the ordinary course of business and shall not apply to any security interest or other lien that secures any indebtedness for borrowed money or any Guaranty thereof or any obligation that is in Material default in any manner (other than any default contested in good faith by timely and appropriate proceedings effective to stay enforcement of the security interest or other lien in question),

(ii) zoning or deed restrictions, public utility easements, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of any of the property in question,

(iii) any lien securing or given in lieu of surety, stay, appeal or performance bonds, or securing performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule or as a condition to the transaction of business or the exercise of any right, privilege or license, EXCEPT that this clause (iii) shall not apply to any lien or deposit securing an obligation that is in Material default in any manner (other than any default contested in good faith by timely and appropriate proceedings effective to stay enforcement of the security interest or other lien in question),

(iv) any mortgage, security interest or other lien securing only Borrower’s Debt to Bank,

(v) any lien incident to or arising from the operation of the business of Borrower or its Subsidiaries, including Permitted Liens under Borrower’s First Preferred Fleet Mortgage, which lien arises or is created in the ordinary course of Borrower’s or Borrower’s Subsidiaries business,

(vi) any lease other than any capitalized lease (it being agreed that a capitalized lease is a lien rather than a lease for the purposes of this Agreement) so long as the aggregate annual rentals of all such leases do not exceed eight million dollars ($8,000,000),

(vii) any mortgage, security interest or other lien which (together with the indebtedness secured thereby) secures the repayment of indebtedness, which indebtedness is fully disclosed in Borrower’s Most Recent 4A.04 Financial Statements or in the Supplemental Schedule,

(viii) any financing statement perfecting a security interest that would be permissible under this subsection,

(ix) any mortgage security interests or other liens on any of Borrower’s property or any leases, provided that Borrower continues to meet the general financial standards contained in Sections 3B.02 and 3B.04, after giving effect to such transactions

(x) any mortgage, security interest or other liens on the Borrower’s property securing the Borrower’s obligations under the KeyBank Credit Agreement and the KeyBank Loan Agreement, including a Second Preferred Fleet Mortgage in favor of KeyBank National Association as security for Borrower’s obligations under the KeyBank Credit Agreement, or

(xi) any mortgage, security interest or other liens on the Borrower’s property (other than the “Wolverine” and “David Z. Norton” vessels) securing the Borrower’s obligations under the 2002 Senior Secured Fund Notes; provided, that, notwithstanding the foregoing, the Borrower will not suffer or permit the “Wolverine” and “David Z. Norton” vessels to be encumbered by any mortgage, security interest or other liens except for the liens under the First Preferred Fleet Mortgage and the Second Preferred Fleet Mortgage.

3D.05 FIXED ASSETS. Borrower and its Subsidiaries shall not invest in consolidated capital expenditures more than an aggregate amount equal to Forty-five Million Dollars ($45,000,000) on an annual basis.

4A. CLOSING — Prior to or at the execution and delivery of this Agreement Borrower shall have complied or caused compliance with each of the following:

4A.01 SUBJECT NOTE — Borrower shall have executed and delivered the Subject Note to Bank in accordance with subsection 2.01.

4A.02 RESOLUTIONS/INCUMBENCY — Borrower’s secretary or assistant secretary shall have certified to Bank (a) a copy of resolutions duly adopted by Borrower’s board of directors in respect of this Agreement and (b) the names and true signatures of officers authorized to execute and deliver this Agreement and Related Writings on behalf of Borrower.

4A.03 LEGAL OPINION — Borrower’s counsel shall have rendered to Bank their written opinion in respect of the matters referred to in subsections 4B.01, 4B.02, 4B.03 and 4B.04 and in respect of the perfection of each mortgage, security interest or other lien referred to in this section 4A, which opinion shall be in such form and substance (and may be subject only to such qualifications and exceptions, if any) as shall be satisfactory to Bank.

4A.04 FINANCIAL STATEMENTS — Borrower shall have furnished to Bank at least one true and complete copy of each of the following: Borrower’s annual audit report (including, without limitation, all financial statements therein and notes thereto and the accompanying accountants’ certificate and management report) prepared as of December 31, 1996 and annual audit reports for each of Borrower’s two next preceding fiscal years (each having been certified by Borrower’s independent auditors) and Borrower’s unaudited interim financial statements prepared as of March 31, 1997.

4A.05 SECURITY AGREEMENTS — Borrower shall have executed and delivered to Bank security agreements being in form and substance satisfactory to Bank and granting Bank security interests in as security for Borrower’s Debt to Bank. Borrower shall have joined with Bank in executing and filing documents and in making and doing such further and other acts and things as Bank may deem necessary for the evidence, perfection or other protection of Bank’s security interests.

4A.06 MORTGAGES — Borrower shall have executed and delivered to Bank as security for Borrower’s Debt to Bank a mortgage or mortgages being in form and substance satisfactory to Bank and constituting the first mortgage lien on the vessel WOLVERINE and the vessel DAVID Z. NORTON. Borrower shall have furnished to Bank in respect of those vessels, at Borrower’s expense, an appraisal by an appraiser satisfactory to Bank.

4A.07 DOCUMENTATION FEE — Borrower shall have paid Bank a documentation fee of ten thousand dollars ($10,000).

4B. WARRANTIES — Subject only to such additions and exceptions, if any, as may be set forth in the Supplemental Schedule or in Borrower’s Most Recent 4A.04 Financial Statements, Borrower represents and warrants as follows:

4B.01 EXISTENCE — Borrower is a duly organized and validly existing Delaware corporation in good standing. Borrower is duly qualified to transact business in each state or other jurisdiction in which it owns or leases any real property or in which the nature of the business conducted makes such qualification necessary or, if not so qualified, such failure to qualify will have no Material adverse effect upon Borrower’s financial condition and its ability to transact business.

4B.02 GOVERNMENTAL RESTRICTIONS — No registration with or approval of any governmental agency of any kind is required on the part of Borrower for the due execution and delivery or for the enforceability of this Agreement or any Related Writing other than the filing or recording of documents with public officials, the noting of title certificates and similar acts and things related to the perfection of the mortgages, security interests and other liens referred to in section 4A.

4B.03 CORPORATE AUTHORITY — Borrower has requisite corporate power and authority to enter into this Agreement and to obtain and secure the Subject Loan in accordance with this Agreement. The officer executing and delivering this Agreement on behalf of Borrower has been duly authorized to do so and to execute and deliver a Subject Note and other Related Writings in accordance with section 4A. Neither the execution and delivery of this Agreement or any Related Writing by Borrower nor its performance and observance of the respective provisions thereof will violate any existing provision in its articles of incorporation, regulations or by-laws or any applicable law or violate or otherwise constitute a default under any contract or other obligation now existing and binding upon it. Upon the execution and delivery thereof, this Agreement and the aforesaid Related Writings will each become a valid and binding obligation enforceable against Borrower according to their respective tenors subject, however, to any applicable insolvency or bankruptcy law of general applicability and general principles of equity.

4B.04 LITIGATION — No litigation or proceeding is pending against Borrower before any court, administrative agency or arbitrator which might, if successful, have a Material adverse effect on Borrower.

4B.05 TAXES — Borrower has filed all federal, state and local tax returns which are required to be filed by it and paid all taxes due as shown thereon (EXCEPT to the extent, if any, permitted by subsection 3C.01). The Internal Revenue Service has not alleged any Material default by Borrower in the payment of any tax Material in amount or threatened to make any assessment in respect thereof which has not been reflected in Borrower’s Most Recent 4A.04 Financial Statements.

4B.06 TITLE — Borrower has good and marketable title to all assets reflected in its Most Recent 4A.04 Financial Statements EXCEPT for such defects thereto and changes resulting from transactions in the ordinary course of business which, in the aggregate, would not have a Material adverse impact on Borrower’s financial condition, properties or business. All such assets are clear of any mortgage, security interest or other lien of any kind other than any permitted by subsection 3D.04.

4B.07 LAWFUL OPERATIONS — Borrower’s operations have at all relevant times been and continue to be in Material compliance with all requirements imposed by law, whether federal, state or local, whether statutory, regulatory or other, including (without limitation) ERISA, all Environmental Laws, and occupational safety and health laws and all zoning ordinances. Without limiting the generality of the foregoing, to the best of Borrower’s knowledge,

(a) no condition exists at, on or under any facility or other property now or previously owned by Borrower which would give rise to any Material liability under any Environmental Law; and Borrower has not received any notice from any governmental agency, court or anyone else that it is a potentially responsible party for the clean-up of any environmental waste site, is in violation of any environmental permit or law or has been placed on any registry of solid or hazardous waste disposal site;

(b) No Material Accumulated Funding Deficiency exists in respect of any of Borrower’s Pension Plans; and no Reportable Event has occurred in respect of any such plan which is continuing and which constitutes grounds either for termination of the plan or for court appointment of a trustee for the administration thereof.

4B.08 INSURANCE — Borrower’s insurance coverage complies with the standards set forth in subsection 3C.04 and those set forth in the Related Writings referred to in subsections 4A.05 and 4A.06.

4B.09 FINANCIAL STATEMENTS — Each of the financial statements referred to in subsection 4A.04 has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used by Borrower during its then next preceding full fiscal year EXCEPT to the extent, if any, specifically noted therein and fairly presents in all Material respects its financial condition as of the date thereof (including a full disclosure of Material contingent liabilities, if any) and the results of its operations, if any, for the fiscal period then ending. There has been no Material adverse change in Borrower’s financial condition, properties or business since the date of Borrower’s Most Recent 4A.04 Financial Statements nor any change in its accounting procedures since the end of Borrower’s latest full fiscal year covered by those statements.

4B.10 DEFAULTS — No Default Under This Agreement exists, nor will any exist immediately after the execution and delivery of this Agreement.

4B.11 — TRUE AND COMPLETE DISCLOSURE — All factual information heretofore or contemporaneously furnished by or on behalf of Guarantor, Borrower or any of the Subsidiaries in writing to Bank far purposes of or in connection with this Agreement or any transaction contemplated herein, other than the financial projections is, and all other such factual information hereafter furnished by or on behalf of such person in writing to Bank in respect of this Agreement or any other Related Writing will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. As of the date hereof, there is no fact known to Borrower which has, or could reasonably be expected to have, a Material Adverse Effect which has not theretofore been disclosed in writing to Bank.

4B.12 — NO MATERIAL ADVERSE EFFECT — Since June 30, 2001, there has been no change in the business, operations, property, assets, prospects, liabilities or condition (financial or otherwise) of either Borrower or Guarantor and its respective Subsidiaries taken as a whole, except for changes, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.”

5A. EVENTS OF DEFAULT — Each of the following shall constitute an Event of Default hereunder:

5A.01 PAYMENTS — If any principal included in the Subject Indebtedness shall not be paid in full promptly when the same becomes payable; or if any Subject Indebtedness (EXCEPT principal) or any of Borrower’s other Debt to Bank (EXCEPT any payable on demand) shall not be paid in full promptly when the same becomes payable and shall remain unpaid for ten (10) consecutive days thereafter; or if such of Borrower’s Debt, if any, to Bank, as may be payable on demand shall not be paid in full within ten (10) days after any actual demand for payment.

5A.02 WARRANTIES — If any representation, warranty or statement made in this Agreement or in any Related Writing referred to in section 4A shall be false or erroneous in any respect when made; or if any representation, warranty or statement hereafter made by or on behalf of Borrower in any Related Writing not referred to in section 4A shall be false or erroneous in any Material respect when made.

5A.03 COVENANTS WITH GRACE — If anyone (other than Bank and its agents) shall fail or omit to perform and observe any agreement (other than those referred to in subsections 5A.01 or 5A.03) contained in this Agreement or any Related Writing that is on its part to be complied with, and that failure or omission shall not have been fully corrected within thirty (30) days after the giving of written notice to Borrower by Bank that it is to be remedied.

5A.04 CROSS-DEFAULT — If either Borrower’s payments on indebtedness for borrowed money (regardless of maturity) or any of its payments on Funded Indebtedness shall be or become “in default” (as defined below) EXCEPT only if the aggregate unpaid principal balance of all such indebtedness in default for any Borrower does not exceed five million dollars ($5,000,000) at any one time outstanding, In this subsection, in default means that (a) there shall have occurred (or shall exist) in respect of the indebtedness in question (either as in effect at the date of this Agreement or as in effect at the time m question) any event, condition or other thing which constitutes, or which with the giving of notice or the lapse of any applicable grace period or both would constitute, a default which accelerates the maturity of any such indebtedness; or (b) any such indebtedness (other than any payable on demand) shall not have been paid in full at its stated maturity; or (c) any such indebtedness payable on demand shall not have been paid in full within ten (10) Banking Days after any actual demand for payment.

5A.05. BORROWER’S AND GUARANTOR’S SOLVENCY — If (a) either Borrower or Guarantor shall discontinue operations, or (b) either Borrower or Guarantor shall commence any Insolvency Action of any kind or admit (by answer, default or otherwise) the Material allegations of, or consent to any relief requested in, any Insolvency Action of any land commenced against such party by its creditors or any thereof, or (c) any creditor or creditors shall commence against either Borrower or Guarantor any Insolvency Action of any kind which shall remain in effect (neither dismissed nor stayed) for sixty (60) consecutive days.

5A.06. MATERIAL ADVERSE EFFECT — There shall have occurred a change in the business, operations, property, assets, prospects, liabilities or condition (financial or otherwise) of either Borrower or Guarantor and its respective Subsidiaries taken as a whole that has had or that could reasonably be expected to have a Material Adverse Effect.

5B. EFFECTS OF DEFAULT — Notwithstanding any contrary provision or inference in this Agreement or in any Related Writing:

5B.01 OPTIONAL DEFAULTS - If any Event of Default referred to in subsection 5A.01 through 5A.04 and subsection 5A.06, both inclusive, shall occur and be continuing, Bank shall have the right in its discretion, by giving written notice to Borrower, to accelerate the maturity of all of Borrower’s Debt to Bank (other than Debt, if any, already due and payable), and all such Debt shall thereupon become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

5B.02 AUTOMATIC DEFAULTS — If any Event of Default referred to in subsection 5A.05 shall occur, all of Borrower’s Debt to Bank (other than Debt, if any, already due and payable) shall thereupon become and there after be immediately due and payable in full, all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

5B.03 OFFSETS — If there shall occur or exist any Default Under This Agreement referred to in subsection 5A.05, then, so long as that Default Under This Agreement exists, Bank shall have the right at any time to set off against and to appropriate and apply toward the payment of the Subject Indebtedness then owing to it, whether or not the same shall then have matured, any and all deposit balances then owing by Bank to or for the credit or account of Borrower, all without notice to or demand upon Borrower, all such notices and demands being hereby expressly waived.

6A. INDEMNITY: STAMP TAXES — Borrower will pay all stamp taxes and similar taxes, if any, including interest and penalties, if any, payable in respect of the issuance of the Subject Indebtedness.

6B. INDEMNITY: UNFRIENDLY TAKEOVERS — Borrower agrees to indemnify Bank and hold Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not Bank shall be designated a party thereto) which may be incurred by Bank relating to or arising out of any actual or proposed use of proceeds of the Subject Loan in connection with the financing of an acquisition of any corporation or other business entity, PROVIDED that Bank shall have no right to be indemnified for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

6C. INDEMNITY: COLLECTION COSTS — If any Event of Default shall occur and shall be continuing, Borrower will pay Bank such further amounts, to the extent permitted by law, as shall cover Bank’s reasonable costs and expenses (including, without limitation, the reasonable fees, interdepartmental charges and disbursements of its counsel) incurred in collecting the Subject Indebtedness or in otherwise enforcing its rights and remedies in respect thereof.

7. BANK’S PURPOSE — Bank represents and warrants to Borrower that Bank is familiar with the Securities Act of 1933 as amended and the rules and regulations thereunder and is not entering into this Agreement with any intention of violating that Act regulations or any rule or regulation thereunder, it being understood, however, that Bank shall at all times retain full control of the disposition of its assets.

8. INTERPRETATION — This Agreement and the Related Writings shall be governed by the following provisions:

8.01 WAIVERS — Bank may from time to time in its discretion grant Borrower waivers and consents in respect of this Agreement or any Related Writing or assent to amendments thereof, but no such waiver or consent shall be binding upon Bank unless specifically granted by Bank in writing, which writing shall be strictly construed. Without limiting the generality of the foregoing, Borrower agrees that no course of dealing in respect of, nor any omission or delay in the exercise of, any right, power or privilege by Bank shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each such right, power or privilege may be exercised either independently or concurrently with others and as often and in such order as Bank may deem expedient.

8.02 CUMULATIVE PROVISIONS — Each right, power or privilege specified or referred to in this Agreement or any Related Writing is in addition to and not in limitation of any other rights, powers and privileges that Bank may otherwise have or acquire by operation of law, by other contract or otherwise.

8.03. BENEFIT OF AGREEMENT — (a) Successors and Assigns Generally — This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided, that no Borrower may assign or transfer any rights or obligations hereunder without the prior written consent of Bank. Bank may assign the Subject Loan and its rights and obligations hereunder with the prior written consent of Borrower, provided, that upon the assignment of all of its rights and obligations, the term “Bank” shall mean the assignee thereof.

(b) Participations — Notwithstanding the foregoing, Bank may at any time grant participations in any of its rights hereunder or under the Subject Note to any person, provided that in the case of any such participation,

(i) the participant shall not have any rights under this Agreement or any of the other Related Writing, including rights of consent, approval or waiver (the participant’s rifts against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto);

(ii) Bank’s obligations under this Agreement shall remain unchanged;

(iii) Bank shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iv) Bank shall remain the holder of the Subject Note for all purposes of this Agreement; and

(v) Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement, and all amounts payable by Borrower hereunder shall be determined as if Bank had not sold such participation, except that the participant shall be entitled to the benefits of subsections 2.05 and 2.06 of this Agreement to the extent that Bank would be entitled to such benefits if the participation had not been entered into or sold.

(c) Joint and Several Obligations — All references to the obligations, covenants and representations and warranties of Borrower shall, unless otherwise expressly indicated, mean the joint and several obligations, covenants and representations and warranties of ONMS and LLC.

8.04 SURVIVAL OF PROVISIONS — All representations and warranties made in or pursuant to this Agreement or any Related Writing shall survive the execution and delivery of this Agreement and the Subject Note. The provisions of section 6 shall survive the payment of the Subject Indebtedness.

8.05 IMMEDIATE U.S. FUNDS — Any reference to money is a reference to lawful money of the United States of America which, if in the form of credits, shall be in immediately available funds.

8.06 CAPTIONS — The several captions to different sections and subsections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions thereof.

8.07 SUBSECTIONS — Each reference to a section includes a reference to all subsections thereof (i.e., those having the same character or characters to the left of the decimal point) EXCEPT where the context clearly does not so permit.

8.08 ILLEGALITY — If any provision in this Agreement or any Related Writing shall for any reason be or become illegal; void or unenforceable, that illegality, voidness or unenforceability shall not affect any other provision.

8.09 OHIO LAW — This Agreement and the Related Writings and the respective rights and obligations of the parties hereto shall be construed in accordance with and governed by internal Ohio law and the federal laws of the United States of America.

8.10 INTEREST COMPUTATIONS — Interest for any given period shall accrue on the first day thereof but not on the last day thereof. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed. In no event shall interest accrue at a higher rate than the maximum rate, if any, permitted by law.

8.11 NOTICE — A notice to or request of Borrower shall be deemed to have been given or made under this Agreement or any Related Writing either upon the delivery of a writing to that effect (either in person or by transmission of a telecopy or facsimile device) to an officer of Borrower or five (5) days after a writing to that effect shall have been deposited in the United States mail and sent, with postage prepaid, by registered or certified mail, properly addressed to Borrower (Attention: chief financial officer). No other method of actually giving actual notice to or making a request of Borrower is hereby precluded. Every notice required to be given to Bank pursuant to this Agreement or any Related Writing shall be delivered (either in person or by transmission of a telecopy or facsimile device) to an Account Officer of Bank or five (5) days after a writing to that effect shall have been deposited in the United States mail and sent, with postage prepaid, by registered or certified mail, properly addressed to Bank (Attention: Multinational Division). A notice or request by mail is properly addressed to a party when addressed to it at the address set forth opposite its signature below or at such other address as that party may furnish to each of the others in writing for that purpose. A telecopy or facsimile transmission is transmitted to a party when transmitted to the telecopy or facsimile number set forth opposite that party’s signature below (or at such other telecopy or facsimile number as that party may furnish to the other in writing for that purpose). Notice sent to either party via a regular overnight courier service shall be deemed delivered the next business day.

8.12 ACCOUNTING TERMS — Any accounting term used in this Agreement shall have the meaning ascribed thereto by GAAP subject, however, to such modification, if any, as may be provided by section 9 or elsewhere in this Agreement.

8.13 ENTIRE AGREEMENT — This Agreement and the Related Writings referred to in or otherwise contemplated by this Agreement set forth the entire agreement of the parties as to the transactions contemplated by this Agreement.

8.14 WAIVER OF JURY TRIAL — The parties acknowledge and agree that any controversy that may arise under this Agreement and the Related Writings would involve difficult and complex issues and therefore agree that any law suit growing out of or incidental to any such controversy will be tried in a court of competent jurisdiction by a judge sitting without a jury.

8.15 LATE CHARGE; APPLICATION OF PAYMENTS — If Borrower fails to pay any amount due hereunder, or any fee in connection herewith, in full within ten (10) days after its due date, Borrower will, in each case, incur and shall pay a late charge equal to the greater of twenty dollars ($20.00) or five percent (5%) of the unpaid installment amount. The payment of a late charge will not cure or constitute a waiver of any Event of Default under this Agreement. Except as otherwise agreed in writing, payments will be applied first to accrued but unpaid interest and fees, in that order, on an invoice by invoice basis in the order of their respective due dates, until paid in full, then to late charges and then to principal.

8.16 SHARING OF INFORMATION — Bank shall have the right to furnish to its Affiliates, and to such other persons or entities as Bank shall deem advisable for the conduct of its business, information concerning the business, financial condition, and property of Borrower, the amount of the Debt of Borrower, and the terms, conditions, and other provisions applicable to the respective parts thereof.

9. DEFINITIONS — As used in this Agreement and in the Related Writings, EXCEPT where the context clearly requires otherwise,

Account Officer means that officer who at the time in question is designated by Bank as the officer having primary responsibility for giving consideration to Borrower’s requests for credit or, in that officer’s absence, that officer’s immediate superior or any other officer who reports directly to that superior officer;

Accumulated Funding Deficiency shall have the meaning ascribed thereto in section 302(a)(2) of ERISA;

Acquisition shall mean any transaction or series of related transactions for the purpose of or resulting directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any person, or any business or division of any person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any person, or (c) the acquisition of another person (other than a Subsidiary) by a merger of consolidation or any other combination with such person;

Affiliate means, when used with reference to any person or entity (the subject), a person or entity that is in control of, under the control of, or under common control with, the subject, the term control meaning the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise;

Agreement means this Agreement and includes each amendment, if any, to this Agreement;

Applicable Margin shall have the meaning provided in subsection 2.04;

Bank means National City Bank, a national banking association headquartered in Cleveland, Ohio;

Banking Day means any day other than a Saturday or a Sunday or a public holiday or other day on which banking institutions in Cleveland, Ohio, are generally closed and do not conduct a general banking business;

Borrower means Oglebay Norton Company, a Delaware corporation;

Change in Control means the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than 24% of the outstanding shares of voting stock of the Borrower, unless such acquisition has been approved by the Board of Directors of the Borrower consisting at the time of such approval of persons a majority of whom have been Directors of the Borrower for a period of at least 24 consecutive months;

Consideration shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent to the extent any such contingent obligation is considered to be a liability in accordance with GAAP), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase;

Current Assets means the value of all such assets (after deducting applicable reserves, if any, and without consideration to any reappraisal or write-up of assets) as determined in accordance with GAAP;

Current Liabilities means the value of all such liabilities as determined in accordance with GAAP and includes (without limitation) all accrued taxes and all principal of any Funded Indebtedness maturing within twelve months of the date of determination;

Debt means, collectively, all liabilities of the party or parties in question to Bank, whether owing by one such party alone or with one or more others in a joint, several, or joint and several capacity, whether now owing or hereafter arising, whether owing absolutely or contingently, whether created by loan, overdraft, Guaranty of payment or other contract or by quasi-contract or tort, statute or other operation of law or otherwise, whether incurred directly to Bank or acquired by it by purchase, pledge or otherwise, and whether participated to or from Bank in whole or in part; and in the case of Borrower includes, without limitation, the Subject Indebtedness;

Debt Service Coverage Ratio means, as of any date of determination, the ratio of the Borrower’s EBITDA, on a consolidated basis, for its most recently completed four fiscal quarters (whether or not such fiscal quarters are in the same fiscal year), to the Borrower’s Debt Service Requirements, on a consolidated basis, for such period, where “EBITDA” means, for any period and for any person, on a consolidated basis, such person’s Net Income, plus the sum of (i) such person’s interest expense (including for such purpose the

Interest Expense of any person which is not a consolidated subsidiary in respect of Funded Indebtedness as to which the Borrower or a consolidated subsidiary has issued a Guaranty), (ii) such person’s income tax expense, (iii) such person’s depreciation expense, and (iv) such person’s amortization expense;

Debt Service Requirements means, for any period and for any person, on a consolidated basis, the sum of such person’s (i) interest expense (determined as provided in clause (i) of the definition of EBITDA), plus (ii) regularly scheduled principal payments in respect of all Funded Indebtedness of the nature described in the definition of the term Funded Indebtedness;

Default Under ERISA means (a) the occurrence or existence of a Material Accumulated Funding Deficiency in respect of any of Borrower’s Pension Plans, (b) any failure by Borrower to make a full and timely payment of premiums required by ERISA for insurance against any employer’s liability in respect of any such plan, (c) any Material breach of a fiduciary duty by Borrower or any trustee in respect of any such plan or (d) the existence of any action for the forceable termination of any such plan;

Default Under This Agreement means an event, condition or thing which constitutes (or which with the lapse of any applicable grace period or the giving of notice or both would constitute) an Event of Default referred to in section 5A and which has not been appropriately waived in writing in accordance with this Agreement or corrected to Bank’s full satisfaction;

Environmental Law means the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC 9601 et seq.), the Hazardous Material Transportation Act (49 USC 1801 et seq.), the Resource Conservation and Recovery Act (42 USC 6901 et seq.), the Federal Water Pollution Control Act (33 USC 1251 et seq.), the Toxic Substances Control Act (15 USC 2601 et seq.) and the Occupational Safety and Health Act (29 USC 651 et seq.), as such laws have been or hereafter may be amended, and any and all analogous future federal, or present or future state or local, statutes and the regulations promulgated pursuant thereto;

ERISA means the Employee Retirement Income Security Act of 1974 (P.L. 93-406) as amended from time to time and in the event of any amendment affecting any section thereof referred to in this Agreement, that reference shall be a reference to that section as amended, supplemented, replaced or otherwise modified;

ERISA Regulator means any governmental agency (such as the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation) having any regulatory authority over any of Borrower’s Pension Plans;

Eurodollar Loan shall mean the Subject Loan when bearing interest at the rate provided in subsection 2.04(b);

Eurodollar Rate shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum which appears on page 3750 of the Telerate Screen for a Eurodollar Loan (or on any successor or substitute page, or on any electronic publication of a recognized service organization providing comparable rate quotations, in any case as determined from time to time by Bank) for deposits of $1,000,000 in same day funds for a maturity corresponding to such Interest Period as of 11:00 A.M. (London time) on the date which is two Banking Days prior to the commencement of such Interest period, divided (and rounded upward to the nearest  1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets which may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). In the event that such rate is not available at such time for any reason, the rate referred to in clause (i) above shall be the interest rate per annum equal to the average (rounded upward to the nearest  1/1 6th of 1% per annum), of the rate per annum at which Dollar deposits of 51,000,000 for a maturity corresponding to the Interest Period are offered to prime banks in the London interbank Eurodollar market, determined as of 11:00 A.M. (London time) on the date which is two Banking Days prior to the commencement of such Interest Period;

Event of Default is defined in section 5A;

Federal Funds Effective Rate shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by Bank from three Federal Funds brokers of recognized standing selected by Bank;

Fourth Amendment Effective Date shall mean September 30, 2001;

Funded Indebtedness means indebtedness of the person or entity in question which matures or which (including each renewal or extension, if any, in whole or in part) remains unpaid for more than twelve months after the date originally incurred and includes, without limitation (a) any indebtedness (regardless of its Maturity) if it is renewable or refundable in whole or in part solely at the option of that person or entity (in the absence of default) to a date more than one year after the date of determination, (b) any capitalized lease, (c) any Guaranty of Funded Indebtedness owing by another person or entity and (d) any Funded Indebtedness secured by a security interest, mortgage or other lien encumbering any property owned or being acquired by the person or entity in question even if the full faith and credit of that person or entity is not pledged to the payment thereof; PROVIDED, that in the case of any indebtedness payable in installments or evidenced by serial notes or calling for sinking fund payments, those payments maturing within twelve months after the date of determination shall be considered current indebtedness rather than Funded Indebtedness for the purposes of section 3B but shall be considered Funded Indebtedness for all other purposes;

GAAP means generally accepted accounting principles applied in a manner consistent with those used in Borrower’s latest fiscal year-end financial statements referred to in subsection 4A.04;

Guarantor means Oglebay Norton Company, an Ohio corporation and successor in interest to Oglebay Norton Company, a Delaware corporation;

Interest Period with respect to any Eurodollar Loan shall mean the interest period applicable thereto, as determined pursuant to subsection 2.03;

Insolvency Action means either (a) a pleading of any kind filed by the person, corporation or entity (an insolvent) in question to seek relief from the insolvent’s creditors, or filed by the insolvent’s creditors or any thereof to seek relief of any kind against that insolvent, in any court or other tribunal pursuant to any law (whether federal, state or other) relating generally to the rights of creditors or the relief of debtors or both, or (b) any other action of any kind commenced by an insolvent or the insolvent’s creditors or any thereof for the purpose of marshalling the insolvent’s assets and liabilities for the benefit of the insolvent’s creditors; and Insolvency Action includes (without limitation) a petition commencing a case pursuant to any chapter of the federal bankruptcy code, any application for the appointment of a receiver, trustee, liquidator or custodian for the insolvent or any substantial part of the insolvent’s assets, and any assignment by an insolvent for the general benefit of the insolvent’s creditors;

KeyBank Credit Agreement shall have the meaning set forth in Section 3(B)(a);

Key Bank Loan Agreement shall mean that certain Loan Agreement dated April 3, 2000 between Guarantor and KeyBank National Association and as amended June 30, 2001, November 9, 2001, December 24, 2001 and October 25, 2002;

Level I Acquisition shall mean, with respect to an Acquisition made by any Company, that the aggregate consideration paid in connection with such Acquisition is less than or equal to Five Million Dollars ($5,000,000.00);

Level I Acquisition Limit shall mean Fifteen Million Dollars ($15,000,000);

Leverage Ratio” shall have the meaning provided in Exhibit A;

Material means relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation) a material adverse effect on a consolidated basis for Borrower and its subsidiaries in accordance with GAAP;

Material Adverse Effect shall mean any or all of the following: (i) any material adverse effect on the business, operations, property, prospects, assets, liabilities or condition (financial or otherwise) of, when used with reference to Guarantor, each Borrower, or Guarantor together with its Subsidiaries, taken as a whole, or when used with respect to either Borrower, that Borrower and its Subsidiaries taken as a whole, of when used with reference to any other person, such person and its Subsidiaries, taken as a whole, as the case may be; (ii) any material adverse effect on the ability of each Borrower or Guarantor to perform its obligations under this Agreement, the Guaranty or any other Related Writing to which it is a party; (iii) any material adverse effect on the ability of each Borrower or Guarantor to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against any Borrower, of this Agreement or any of the Related Writing to which it is a party or, as against Guarantor, of the Guaranty and or of the Related Writing to which it is a party;

Maturity means the date on which the Subject Indebtedness (or portion thereof) in question is scheduled for payment in accordance with this Agreement (without the benefit of any grace period) EXCEPT that in the event of any acceleration of Maturity pursuant to section 5B, Maturity means the date as of which the Subject Indebtedness becomes immediately payable in full in accordance with section 5B;

Most Recent 4A.04 Financial Statements means Borrower’s most recent financial statements that are referred to in subsection 4A.04;

Net Income means net income of Borrower and its consolidated Subsidiaries as determined in accordance with GAAP, but without giving effect to any gain resulting from any reappraisal or write-up of any asset;

Net Worth means the excess (as determined in accordance with GAAP) of the net book value of Borrower’s and its consolidated Subsidiaries total assets over Borrower’s Total Liabilities;

Note Purchase Agreement shall mean that certain Senior Secured Note Purchase Agreement, dated as of October 25, 2002, among Guarantor, the guarantors listed therein, The 1818 Mezzanine Fund II, L.P. and the other Purchasers signatories thereto, as amended, supplemented and otherwise modified from time to time;

Pension Plan means a defined benefit plan (as defined in section 3(35) of ERISA) of Borrower and includes, without limitation, any such plan that is a multi-employer plan (as defined in section 3(37) of ERISA) applicable to any of Borrower’s employees;

Permitted Acquisitions shall mean, collectively, (a) the acquisition by Global Stone Port Inland, Inc. of all of the partnership interests of Michigan Limestone, L.P., a Michigan limited partnership, (b) the acquisition of substantially all of the assets of Pete Lien & Sons, Inc. by Oglebay Norton Industrial Sands, Inc., and (c) the acquisition of substantially all of the asset of Jebco Abrasives, Inc. by Oglebay Norton Industrial Sands, Inc.;

Permitted Investments means:

(a) direct obligations of or obligations guaranteed by the United States of America;

(b) obligations issued or guaranteed by an agency or instrumentality of the United States of America or obligations of the Federal National Mortgage Association, the Student Loan Marketing Association, the Federal Home Loan Banks or the Federal Farm Credit Bank;

(c) bankers’ acceptances drawn on and accepted by banks, and certificates of deposit or commercial paper of banks, with a combined capital and surplus aggregating at least $100,000,000 and if such acceptances are drawn on, or such certificates of deposits or commercial paper are issued by any bank, the unsecured deposits or securities of such bank shall be, at the time of acquisition, rated within one of the two highest rating categories assigned by either Rating Agency;

(d) interest-bearing demand or time deposits or certificates of deposit of a bank or trust company continuously secured and collateralized by obligations of the type described in paragraph (a) hereof, or by obligations of the type described in paragraph (k) hereof, having a market value determined not less than daily equal at all times to at least the amount of such deposit or certificate, to the extent such deposit or certificate is not insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation, or any successors thereto;

(e) interest-bearing notes or commercial paper of any bank, or interest-bearing notes or commercial paper rated within one of the three highest rating categories assigned by either Rating Agency, issued by a bank or bank holding company which has a combined capital and surplus aggregating at least $100,000,000, or commercial paper rated within rating category A1+, A1, A2, P1 or P2, as assigned by the applicable Rating Agency, issued by any other entity;

(f) repurchase agreements and investment agreements issued by banks with a combined capital and surplus aggregating at least $100,000,000 or by any other entity whose debt or unsecured securities are, at the time of acquisition, rated within one of the two highest rating categories assigned by either Rating Agency, or continuously secured and collateralized by obligations referred to in paragraphs (a) through (e) above or (g) through (j) below having a market value, determined not less frequently than daily, at least equal at the time of each such determination to the principal balance collectible pursuant thereto plus accrued interest thereon;

(g) interest-bearing notes or investment agreements secured by a letter of credit issued by banks with a combined capital and surplus aggregating at least $100,000,000, or by a surety issued by an insurance company, in each case the unsecured securities or deposits of either of which are rated at the time of acquisition within one of the two highest rating categories assigned by either Rating Agency;

(h) securities with a remaining term of maturity of, or which are payable at par upon demand by the holder thereof within 90 days or less, the interest on which is exempt from federal income taxation, rated by either Rating Agency in its highest note or commercial paper rating category;

(i) any other securities or obligations selected by the Borrower and approved in writing by the Bank;

(j) shares redeemable on demand at par of, or an investment agreement with, an Investment Company (as defined in the Investment Company Act of 1940, as amended) which invests in, or collateralizes such investment agreement with, obligations of the type described as Permitted Investments in any other paragraph of this definition; and

(k) tax-free money market funds which invest principally in obligations rated in the highest rating category whether rated as short-term or long-term obligations by a Rating Agency.

Prime Rate sha11 mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per, annum shall at all times be equal to the greater of (i) the rate of interest established by Bank at its principal office, from time to time, as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; and (ii) the Federal Funds Effective Rate in effect from time to time plus 1/2 of 1 % per annum;

Prime Rate Loan shall mean the Subject Loan when bearing interest at the rate provided in subsection 2.04(a);

Rating Agency means Moody’s Investors Service or Standard & Poor’s Corporation or the successor of either or, if both no longer exist and have no successors, then any other rating agency approved by the Bank;

Receivable means a claim for money due or to become due, whether classified as an account, instrument, chattel paper, general intangible, incorporeal hereditament or otherwise, and any proceeds of the foregoing;

Related Writing means any note, mortgage, security agreement, other lien instrument, financial statement, audit report, notice, legal opinion, credit request, officer’s certificate or other writing of any kind which is delivered to Bank and which is relevant in any manner to this Agreement or any Related Writing and includes, without limitation, the Subject Note and the other writings referred to in sections 3A and 4A;

Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements;

Reportable Event has the meaning ascribed thereto by ERISA;

Seaworthiness Directives and Bulletins shall mean all regulations and requirements issued by the U.S. Coast Guard and in effect from time to time that are applicable to any vessel owned by Borrower;

Subject Indebtedness means, collectively, the principal of and interest on the Subject Loan and all other liabilities, if any, incurred by Borrower to Bank pursuant to this Agreement or any Related Writing;

Subject Loan means the loan obtained by Borrower pursuant to this Agreement;

Subject Note means the note executed and delivered by Borrower and being in the form and substance of Exhibit B with the blanks appropriately filled;

Subordinated, as applied to any liability of Borrower, means a liability which at the time in question is Subordinated (by written instrument in form and substance reasonably satisfactory to Bank) in favor of the prior payment in full of Borrower’s Debt to Bank;

Subsidiary means a corporation or other business entity if shares constituting a majority of its outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) are (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by the corporation in question or another “Subsidiary” of that corporation or any combination of the foregoing; (notwithstanding the foregoing, Laxare, Inc. shall not be considered a Subsidiary of Borrower for purposes of this Agreement);

Supplemental Schedule means the schedule incorporated into this Agreement as Exhibit A;

Total Liabilities means the aggregate (without duplication) of all liabilities of the corporation or corporations in question and includes, without limitation, (a) any indebtedness which is secured by any mortgage, security interest or other lien on any of their property even if the full faith and credit of none of them is pledged to the payment thereof, (b) any indebtedness for borrowed money or Funded Indebtedness of any kind if any such corporation or corporations is a Guarantor thereof and (c) any Subordinated indebtedness; PROVIDED, that there shall be excluded any liability under a reimbursement agreement relating to a letter of credit issued to finance the importation or exportation of goods;

2002 Senior Secured Fund Notes shall mean those certain Senior Secured Notes of Guarantor in the original principal amount of $75,000,000 with a coupon of 18% per annum, of which 13% per annum is payable in cash and 5% per annum is payable, at the option of the Guarantor, in cash or in-kind and having a maturity date of October 25, 2008, issued by Guarantor pursuant to the Note Purchase Agreement;

the foregoing definitions shall be applicable to the respective plurals of the foregoing defined terms.

Address: 1100 Superior Avenue Cleveland, Ohio 44114 Facsimile: (216) 861-2398	OGLEBAY NORTON COMPANY

	By:	/s/ Richard J. Kessler
	Printed Name:	Richard J. Kessler
	Title:	Vice President-Finance and Planning
	Attest:	/s/ John J. Kirn, Jr.
	Title:	Assistant Secretary

Address: 1900 East Ninth Street Attn: Metro/Ohio Division Cleveland, Ohio 44114-3484 Facsimile: (216) 575-9396	NATIONAL CITY BANK

	By:	/s/ Robert E. Little
	Printed Name:	Robert E. Little
	Title:	Vice President & Sr. Lending Officer